Exhibit 99.1

FOR RELEASE, Wednesday, March 22, 2006	For Further Information Contact:
1:30 p.m. Pacific Standard Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Caroline Shaw, Media Contact
(310) 231-4165 or cshaw@kbhome.com
KB HOME REPORTS FIRST QUARTER 2006 RESULTS
Revenues Increase 34% to $2.19 Billion; Earnings Per Share Up 43% to $2.02
Backlog Value Increases 25% to $7.24 Billion; Company Repurchases Two Million Shares
Los Angeles, CA, March 22, 2006 — KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today announced its financial results for the first quarter of 2006. Highlights include:
•	Total revenues rose 34% to $2.19 billion for the quarter ended February 28, 2006 from $1.64 billion in the year-earlier quarter. A larger volume of unit deliveries and a higher average selling price contributed to the increase. Unit deliveries rose to 7,905 in the quarter, up 15% from the first quarter of 2005. The average selling price of the Company’s homes increased 17% to $276,200 in the first quarter of 2006, up from $236,300 in the year-earlier quarter.

•	Net income increased 42% to $174.5 million in the first quarter of 2006, up from $122.7 million for the same period of 2005. Strong earnings growth was fueled by higher revenues and an improved operating margin in the Company’s homebuilding operations. The Company’s diluted earnings per share rose 43% to $2.02 in the first quarter of 2006, up from $1.41 in the first quarter of 2005.

•	The dollar value of the Company’s backlog increased 25% to $7.24 billion on 26,536 units at February 28, 2006, up from $5.80 billion on 23,334 units at February 28, 2005, with each of the Company’s geographic regions generating a year-over-year increase in backlog value.

•	The Company repurchased two million shares of its common stock during the first quarter of 2006 at an aggregate price of $154.4 million. As of February 28, 2006, the Company had authorization to repurchase an additional eight million shares under its current board-approved repurchase program.

•	Based on the results of the first quarter and current forecast for the remainder of its 2006 fiscal year,
Headquarters 10990 Wilshire Boulevard. Los Angeles, California Tel: 310,231,4000 Fax: 310,231,4222 kbhome.com the Company maintained its earnings guidance of $11.25 per diluted share for the year, which represents an increase of 18% over its 2005 diluted earnings per share.
          “Our record first quarter deliveries, revenues and earnings represent a great start for our 2006 fiscal year,” said Bruce Karatz, chairman and chief executive officer. “Our homebuilding operations continue to benefit from geographic and product diversity, attractive interest rates, and healthy economic conditions and employment levels in our most important markets. And our organization continues to set the industry pace for exceptional service to both homebuyers and shareholders. During the quarter, we were honored to be ranked the #1 homebuilder in Fortune magazine’s 2006 list of America’s Most Admired Companies.”
          Company-wide revenues increased 34% to $2.19 billion for the quarter ended February 28, 2006, up from $1.64 billion for the year-earlier quarter due to growth within the Company’s homebuilding operations. Housing revenues rose 35% in the first quarter of 2006 to $2.18 billion, up from $1.62 billion in the year-earlier quarter, reflecting increased unit deliveries and a higher average selling price. Unit deliveries grew 15% to 7,905 in the first quarter of 2006 from 6,847 in the corresponding quarter of 2005, while the Company’s first quarter average selling price increased 17% to $276,200 in 2006 from $236,300 in 2005, with all domestic regions posting year-over-year increases.
          Construction operating income rose 40% to $274.2 million in the first quarter of 2006 from $195.6 million in the year-earlier quarter, reflecting both increased revenues and an improved operating margin. The Company’s construction operating margin expanded .5 percentage points to 12.5%, up from 12.0% in the first quarter of 2005, as the housing gross margin also grew .5 percentage points to 26.0% from 25.5%. Higher revenues and an improved operating margin boosted pretax income by 44% in the first quarter of 2006 to $268.4 million, up from $186.0 million in same quarter of 2005. Earnings per diluted share rose 43% to $2.02 in the current quarter, up from $1.41 in the year-earlier quarter, driven by the higher pretax earnings.
          “We endeavor to create value for our shareholders in a number of ways across a number of operating environments: strong, sustained financial performance, an industry-leading dividend payment, and an aggressive share repurchase program,” said Karatz. “Over the past two quarters, we have opportunistically repurchased four million shares of common stock, and we retain the authority, under our current share repurchase program, to repurchase an additional eight million shares. We expect to use our strong cash-generating abilities in the future to make growth-oriented business investments and to repurchase additional company common stock if market conditions and buying opportunities warrant it. We also intend to maintain our solid financial position while making these investments and repurchases.”
          The Company generated 8,719 net orders during the quarter ended February 28, 2006, a decrease of 12% from the 9,901 net orders posted in the first quarter of 2005. Backlog units increased 14% on a year-over-year basis to 26,536 units at February 28, 2006. Backlog value rose to approximately $7.24 billion, up 25% from $5.80 billion a year ago with all regions generating year-over-year growth.
          “After several years of exceptional growth and rapid price escalation in many housing markets, it is likely that we will see some markets pull back this year from their recent pace,” said Karatz. “Our gross orders, which were only slightly below the year-earlier quarter, reflected steady demand. However, higher cancellation rates, which rose to more normalized levels, adversely impacted our net order comparison in the first quarter. Since we are just entering our prime selling season, it is still too early in the year to forecast the longer-term sales trend. Nevertheless, we remain cautiously optimistic due to the strength of the economies in our major markets, where historically healthy demand is expected to continue. As always, we remain focused on generating net orders to sustain our backlog and support future earnings growth.”
          “Nationally, it is clear that some housing markets have moderated from the over-heated and, in some cases, speculative pace of growth of the past few years,” said Karatz. “In our view, this tempering of demand to more sustainable long-term levels is a healthy trend for our company and the industry. There are signs of cooling in the hottest markets on both coasts and a shift in investor activity from buying to selling, resulting in less demand and increased supply in certain markets. Once these factors work their way through current housing supplies, however, we expect the market to move to a new equilibrium which will provide a platform for continuing and sustainable growth by KB Home. With this outlook and our healthy first-quarter performance, we feel confident in maintaining our earnings estimate of $11.25 per diluted share for 2006.”
The Conference Call on the First Quarter 2006 Earnings will be broadcast live tomorrow at 8:00 a.m. Pacific Standard Time, 11:00 a.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s Web site at http://www.kbhome.com.
Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in some of the fastest-growing regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana, Louisiana and Texas; and Southeast—Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the leading homebuilders in France. In fiscal 2005, the Company delivered homes to 37,140 families in the United States and France. KB Home also offers complete mortgage services through Countrywide KB Home Loans, a joint venture with Countrywide Financial Corporation. Founded in 1957, and ranked the #1 homebuilder in Fortune Magazine’s 2006 list of America’s Most Admired Companies, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES (888-KB-CASAS) or visit http://www.kbhome.com (http://www.kbcasa.com).
Certain matters discussed in this press release, including any statements concerning our future financial performance, business and prospects, and our future actions and their expected results, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors that could cause actual results to be materially different, including, but not limited to, changes in general economic conditions, material prices and availability, labor costs and availability, interest rates and our debt levels, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect our operations in France), environmental factors (including weather) and significant natural disasters (including the effect of recent hurricanes on the U.S. housing market and U.S. economy in general), government regulations affecting our operations, the availability and cost of land in desirable areas, violations of our policies, legal or regulatory proceedings or claims, conditions in the capital, credit and homebuilding markets and other events outside of our control. See our Annual Report on Form 10-K and Annual Report to Shareholders for the year ended November 30, 2005 and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business. We do not have a specific policy or intent of updating or revising forward-looking statements.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended February 28, 2006 and 2005
(In Thousands, Except Per Share Amounts — Unaudited)

	Three Months
	2006	2005

Total revenues	$2,191,650	$1,636,120

Construction:
Revenues	$2,187,324	$1,628,493
Costs and expenses	(1,913,157)	(1,432,873)

Operating income	274,167	195,620

Interest income	1,180	980
Interest expense, net of amounts capitalized	(4,753)	(2,416)
Minority interests	(11,717)	(14,360)
Equity in pretax income of unconsolidated joint ventures	5,755	5,617

Construction pretax income	264,632	185,441

Financial services:
Revenues	4,326	7,627
Expenses	(1,747)	(7,024)
Equity in pretax income of unconsolidated joint venture	1,150	—

Financial services pretax income	3,729	603

Total pretax income	268,361	186,044

Income taxes	(93,900)	(63,300)

Net income	$174,461	$122,744

Basic earnings per share	$2.15	$1.53

Diluted earnings per share	$2.02	$1.41

Basic average shares outstanding	81,031	80,194

Diluted average shares outstanding	86,248	87,096

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	February 28,	November 30,	February 28,
	2006	2005	2005

Assets

Construction:
Cash and cash equivalents	$71,224	$144,783	$112,989
Receivables	568,663	580,931	457,159
Inventories	6,953,844	6,128,342	4,678,998
Investments in unconsolidated joint ventures	348,350	275,378	188,874
Deferred income taxes	211,940	220,814	213,015
Goodwill	243,175	242,589	249,080
Other assets	139,153	124,150	162,201

	8,536,349	7,716,987	6,062,316

Financial services	37,699	29,933	197,251

Total assets	$8,574,048	$7,746,920	$6,259,567

Liabilities and Stockholders’ Equity

Construction:
Accounts payable	$945,232	$892,727	$722,768
Accrued expenses and other liabilities	1,406,379	1,338,626	703,491
Mortgages and notes payable	3,116,618	2,463,814	2,389,073

	5,468,229	4,695,167	3,815,332

Financial services	51,905	55,131	122,745
Minority interests	150,955	144,951	133,207
Stockholders’ equity	2,902,959	2,851,671	2,188,283

Total liabilities and stockholders’ equity	$8,574,048	$7,746,920	$6,259,567

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2006 and 2005
(In Thousands — Unaudited)

	Three Months
Construction revenues:	2006	2005

Housing	$2,183,144	$1,618,099
Commercial	—	2,184
Land	4,180	8,210

Total	$2,187,324	$1,628,493

	Three Months
Costs and expenses:	2006	2005

Construction and land costs
Housing	$1,615,061	$1,206,200
Commercial	—	1,832
Land	3,254	4,343

Subtotal	1,618,315	1,212,375
Selling, general and administrative expenses	294,842	220,498

Total	$1,913,157	$1,432,873

	Three Months
Interest expense:	2006	2005

Interest incurred	$51,566	$41,196
Interest capitalized	(46,813)	(38,780)

Interest expense	$4,753	$2,416

	Three Months
Other information:	2006	2005

Depreciation and amortization	$4,676	$5,003
Amortization of previously capitalized interest	23,413	16,063

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2006 and 2005
(Unaudited)

	Three Months
Average sales price:	2006	2005

West Coast	$486,500	$449,200
Southwest	321,500	233,400
Central	157,400	151,500
Southeast	239,000	191,400
France	210,000	225,700

Total	$276,200	$236,300

	Three Months
Unit deliveries:	2006	2005

West Coast	1,446	1,095
Southwest	1,552	1,572
Central	1,835	1,873
Southeast	1,610	1,314
France	1,462	993

Total	7,905	6,847

Unconsolidated Joint Ventures:	76	210

	Three Months
Net orders:	2006	2005

West Coast	1,399	1,857
Southwest	1,492	2,140
Central	2,295	2,541
Southeast	1,854	1,841
France	1,679	1,522

Total	8,719	9,901

Unconsolidated Joint Ventures:	209	55

Backlog data:	February 28, 2006		February 28, 2005
(Dollars in thousands)	Backlog Units	Backlog Value	Backlog Units	Backlog Value

West Coast	4,207	$2,059,191	4,229	$1,878,556
Southwest	5,368	1,690,266	5,120	1,200,915
Central	5,405	841,504	4,726	719,885
Southeast	5,857	1,455,301	4,807	997,926
France	5,699	1,196,790	4,452	1,006,152

Total	26,536	$7,243,052	23,334	$5,803,434

Unconsolidated Joint Ventures:	520	$119,600	340	$60,370